Exhibit 99.1
CONN'S, INC. REPORTS MAY 2015 SALES AND DELINQUENCY DATA

THE WOODLANDS, TEXAS, June 4, 2015 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today reported $110.7 million in total retail net sales for the month ended May 31, 2015, a 14.1% increase compared to the same prior year period.

The following table presents the Company's percentage change in same store sales for the month ended May 31, 2015, compared to the same prior-year period, and the 60-plus day delinquency rate as of May 31, 2015:

Month Ended
May 31, 2015
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	6.3%
Home appliance	10.9
Consumer electronic	(3.3)
Home office	(11.7)
Other	(3.6)
Product sales	3.1
Repair service agreement commissions	10.7
Total net sales	4.0%

As of May 31, 2015
60-plus day delinquency rate	8.5%

Theodore M. Wright, Conn’s chairman and chief executive officer, commented, "Greater than 60-day delinquency was 8.5% as of May 31, 2015 compared to 7.8% as of May 31, 2014, with a seasonal increase of 10 basis points from April 30, 2015."

"Same store sales for the month increased 4.0% against an increase of 13.4% in May last year. As expected, the port labor disruption had less of an impact on May than last month with improved inventory levels. Availability was near normal or normal in all categories by the end of the month. Same store sales was also impacted by our decision to exit video game products, digital cameras, and certain tablets. Excluding the impact from these products, same store sales increased 7.0%."

"Sales volume was reduced compared to the same period a year ago from tighter underwriting implemented during the first three quarters of fiscal year 2015, with an estimated impact of approximately 2-4% to same store sales in the month."

"For the month of May, excluding the impact from video game products and digital cameras, same store sales for consumer electronics increased by 2.9%. The television category increased 4.6% due to higher average selling prices as a result of an increase in the proportion of television sales from Ultra HD televisions, partially offset by lower same store unit sales. Same store unit sales increased in the furniture and mattresses and home appliance categories, offset by lower average selling prices. Excluding the impact from tablets, same store sales for home office was flat for both average selling prices and unit sales."

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website, at ir.conns.com.

We expect to release June sales and delinquency data on July 9, 2015.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 90 retail locations in Arizona, Colorado, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute a sale of its loan portfolio or another strategic transaction on favorable terms; The Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400